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Pricing Supplement No. 10  Dated 5/28/03                     Rule 424(b)(2)
(To Prospectus dated July 23, 1997 and                       File Nos. 333-29433
 Prospectus Supplement dated August 4, 1997)                 and 333-105584


                              OLD NATIONAL BANCORP
   Medium-Term Notes Due Nine Months or More from Date of Issue - Fixed Rate
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
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Principal Amount: $100,000,000.00           Interest Rate: 3.50%            Issue Price: 99.678%
Agent's Discount or Commission: 0.3875%     Original Issue Date: 6/2/03     Stated Maturity Date: 6/2/08
Net Proceeds to Issuer: $99,290,500.00      CUSIP No. 68003QBA3
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INTEREST PAYMENT DATES: Jun 2 and Dec 2 of each year, commencing Dec 2, 2003. In the event such date is not a business day, interest
                        shall be paid on the next succeeding business day.

REDEMPTION:
[x]  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial  Redemption Date:
     Initial Redemption Percentage:  ______%
     Annual Redemption Percentage Reduction: ______% until Redemption Price is 100% of the principal amount.

OPTIONAL REPAYMENT:
[x]  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):
     Repayment Price:  100%

ORIGINAL ISSUE DISCOUNT:      [x] Yes   [ ] No
     Total Amount of OID:    $322,000
     Yield to Maturity:      3.571%
     Initial Accrual Period: 6/2/03-12/2/03

FORM:     [x] Book-Entry     [ ] Certificated

THE AGENT, CITIGROUP GLOBAL MARKETS, INC, IS ACTING IN THE CAPACITY AS INDICATED BELOW:
          [ ] Agent     [x] Principal

IF AS PRINCIPAL:
[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[x] The Notes are being offered at a fixed initial public offering price of 99.678% of principal amount.

IF AS AGENT:
     The Notes are being offered at a fixed initial public offering price of ___% of principal amount.

OTHER PROVISIONS: